Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 28, 2020

Relating to Registration Statement No. 333-237742 and 811-23563

Zell Capital

Zell Capital is in the process of launching a new type of fund to invest in private, early stage startup companies.

Our fund will be open to US investors with a $1,000 minimum investment.

We are far along in the SEC registration process. Sign up on the right to receive updates and be notified when we launch.

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First Name

John

Last Name

Ewing

Phone Number

(212) 657-9845

Email

example@youremail.com

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Why Invest in Startups

By investing in Zell Capital, you would be investing in a fund strategy that will diversify your investment across a portfolio of startup companies, while enjoying the fun part of supporting companies who are building new and disruptive things!

Investing in startups is a high-risk investment where you should only invest a small percentage of your investment portfolio and should consult your investment advisor before investing.

When investing in a startup you are purchasing early ownership in a company that has potential for significant growth and increase in value but also the potential for significant loss, including the loss of your entire investment. Additionally, there is no way to easily sell your ownership shares. And unfortunately, a large percentage of startup companies fail.



About Zell Capital



We are pioneering a new type of investment fund for startup investing that is open to all investors, not just the wealthy. The fund is called an Access Fund.

While this does not indicate any form of approval, our fund is in the process of publicly registering with the SEC, which will require that we provide regular reporting and disclosure. This will enable us to include and give access to fund investors beyond what traditional private equity and venture capital funds can have. In fact, with a minimum investment of $1,000, our fund is highly accessible for investors that generally are not qualified to invest in private equity or venture capital funds.

Once our registration is deemed effective by the SEC, investing in Zell Capital will be a full digital experience. Creating an investment account takes as little as 10 minutes.

Meet Our Leaders.

Our team consists of leaders with experience in startup investing and managing funds registered under the Investment Company Act of 1940.



Will Zell

FOUNDER, CEO AND TRUSTEE

Fourteen years experience starting and building diverse types of companies, including three technology startups.

LinkedIn



Michelle Murcia

CHIEF FINANCIAL OFFICER

Twenty-five years experience in corporate finance, venture capital fund management and startup formation.

LinkedIn



Roger Pries

CHIEF COMPLIANCE OFFICER

Twenty-five years experience in financial services industry, including ten years in operational risk management.

Bio



Hope Newsome

GENERAL COUNSEL

Fourteen years experience providing general counsel and compliance support to registered and private funds.

LinkedIn

Independent Trustees

Our Board of Trustees is a majority of independent trustees



Lindsay Karas Stencel

INDEPENDENT TRUSTEE

Twelve years experience in venture capital. Former Partner at NCT Ventures

LinkedIn



R. Jeffrey Young

INDEPENDENT TRUSTEE

Twenty five years experience in fund administration. Former President, Huntington Asset Services

LinkedIn


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There can be no assurance that the results predicted or targeted will be attained, and actual results may be significantly different from the statements on this website. Also, general economic factors, which are not predictable, can have a material impact on the reliability of our targeted results. Investors are advised to carefully consider the investment objectives, risks, charges and expenses of Zell Capital before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about Zell Capital and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our latest registration statement filing is available at the following hyperlink: https://www.sec.gov/Archives/edgar/data/1809051/000121390020025292/ea126398-n2a2_zellcapital.htm. Alternatively, we will arrange to send you the prospectus if you request it from Zell Capital by email at wzell@zellcapital.com.